UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/03/2011

Greer Bancshares Incorporated
(Exact name of registrant as specified in its charter)

Commission File Number:  000-33021

South Carolina	57-1126200
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1111 W. Poinsett Street
Greer, South Carolina 29650
(Address of principal executive offices, including zip code)

(864) 877-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.    Material Modifications to Rights of Security Holders

        On January 3, 2011, Greer Bancshares Incorporated (the "Company"), gave notice of its election pursuant to the terms of its two issues of trust preferred securities, to defer payments of interest on such securities beginning in January 2011. The outstanding trust preferred securities total approximately $11.3 million, and the January 2011 quarterly interest payments total approximately $66,000. The Company is permitted to defer paying such interest for up to twenty consecutive quarters. As a condition to deferring payments of interest, the Company is generally prohibited from paying any dividends on its capital stock until deferred interest has been paid. Accordingly, so long as trust preferred interest is deferred, the Company is prohibited from paying dividends on its common stock or the Company's preferred stock issued to the U.S. Treasury Department as part of the Troubled Assets Relief Program (the "TARP Preferred").

        On January 6, 2011, the Company also gave notice to the U.S. Treasury Department that the Company is suspending the payment of regular quarterly cash dividends on the TARP Preferred. The next quarterly dividend of the TARP Preferred is due on February 15, 2011 in the amount of $136,162. Dividends under the TARP Preferred cumulate and compound when not paid. The TARP Preferred totals approximately $10 million. The Company's failure to pay a total of six such dividends, whether or not consecutive, gives the U.S. Treasury Department the right to elect two directors to the Company's Board of Directors. That right would continue until the Company pays all due but unpaid dividends. Also, the terms of the TARP Preferred prohibit the Company from paying any dividends on its common stock while payments on the TARP Preferred are in arrears.

        The decision to elect deferral of interest payments under the Company's trust preferred securities and to suspend dividend payments on the TARP Preferred was made in consultation with the Federal Reserve Bank of Richmond.

Item 8.01.    Other Events

The disclosure presented in Item 3.03 above is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greer Bancshares Incorporated

Date: January 07, 2011	By:	/s/ Kenneth M. Harper
Kenneth M. Harper
President and Chief Executive Officer